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                                                                      Exhibit 12
                                                                      ----------

Lowe's Companies, Inc.
Ratio of Earnings to Fixed Charges


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
                                 For the Nine Months                    For the Fiscal Year Ended January
                                       Ended               --------------------------------------------------------
                                 10/27/00   10/29/99           1/28/00    1/29/99    1/30/98    1/31/97     1/31/96
                              ----------------------       --------------------------------------------------------
Income Before Income Taxes     1,058,608     828,177           1,063,117  787,366    598,631    487,765     377,415
Fixed Charges:
  Interest Expense               100,061      93,690             123,224  104,241     81,908     65,579      56,358
  1/3 Rental Expense              39,237      34,395              47,250   36,679     28,182     25,392      23,462
                              ----------------------       --------------------------------------------------------
Earnings, as Defined           1,197,906     956,262           1,233,591  928,286    708,722    578,736     457,235

Fixed Charges:
  Interest Expense               100,061      93,690             123,224  104,241     81,908     65,579      56,358
  Capitalized Interest            21,642      13,239              19,336   17,580      9,077      8,997       7,319
  1/3 Rental Expense              39,237      34,395              47,250   36,679     28,182     25,392      23,462
                              ----------------------       --------------------------------------------------------
Fixed Charges                    160,940     141,324             189,810  158,500    119,167     99,968      87,139

Fixed Charge Coverage (Ratio
  of Earnings to Fixed Charges)     7.44        6.77                6.50     5.86       5.95       5.79        5.25

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